UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2006

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

(a)           The disclosure set forth below under Item 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers) with respect to the departure of Frederick G. Silny, Senior Vice President and Chief Financial Officer of Guess?, Inc. (the “Company”), is hereby incorporated by reference into this Item 1.01.

(b)           On February 9, 2006, the Company entered into an Employment Agreement (the “Employment Agreement”) with Stephen Pearson, the Company’s new Executive Vice President and Chief Supply Chain Officer, effective as of January 31, 2006.  The Employment Agreement provides for a term of three years with an initial base salary of $450,000 per year.  Mr. Pearson will also be eligible to receive an annual incentive cash bonus and equity awards in accordance with the Company’s executive incentive program.  For the 2006 calendar year, Mr. Pearson shall receive a guaranteed bonus of 50% of his base salary, prorated from his first date of employment through the end of the year.  The Employment Agreement also provides for an initial grant of 16,000 shares of restricted stock and options to purchase 30,000 shares of common stock.  The restricted stock vests in four equal annual installments on each anniversary date of the grant until fully vested.  The options have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on February 1, 2006, the date such options were approved by the Compensation Committee of the Board of Directors, and become exercisable in four equal annual installments on each anniversary date of the grant until fully vested.

The Employment Agreement also provides that if the Company terminates Mr. Pearson’s employment for any reason other than death, disability or for cause or if Mr. Pearson resigns for good reason, Mr. Pearson shall receive severance in an amount equal to his annualized base salary for the longer of one year or the remainder of the term of the Employment Agreement, subject to a reduction of up to the entire amount upon accepting a position with another company prior to the completion of such period.  The Employment Agreement also contains confidentiality and non-solicitation covenants in favor of the Company.

A copy of the Employment Agreement is furnished herewith as Exhibit 10.1.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 8, 2006, the Company announced that Frederick G. Silny, Senior Vice President and Chief Financial Officer, will be leaving the Company to pursue other opportunities effective May 9, 2006.  The Company has initiated an executive search for a successor to Mr. Silny.

In connection with Mr. Silny’s departure, the Company and Mr. Silny entered into a Separation Agreement (the “Separation Agreement”) dated as of February 9, 2006, pursuant to which, among other things, Mr. Silny will receive (i) severance in the amount of $160,295.20 to be paid in equal installments bi-weekly over a six month period following his departure on May 9, 2006, subject to a reduction of up to the entire amount upon accepting a position with another company prior to the completion of the six month period, (ii) a cash bonus with respect to the 2005 calendar year for which he is eligible under the Company’s executive incentive program, (iii) a cash payment in the amount of $300,000 payable after his departure and (iv) health and disability benefits for a six month period following his departure.  The Separation Agreement also contains confidentiality and non-solicitation covenants in favor of the Company and provides that the Company and Mr. Silny each agree to a general release of the other.

A copy of the press release announcing Mr. Silny’s departure is furnished herewith as Exhibit 99.1 and a copy of the Separation Agreement with Mr. Silny is furnished herewith as Exhibit 10.2.

Item 9.01.              Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement by and between the Company and Stephen Pearson, effective as of January 31, 2006

10.2	Separation Agreement by and between the Company and Frederick G. Silny, dated as of February 9, 2006

99.1	Press Release of Guess?, Inc. dated February 8, 2006 (announcing departure of Chief Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2006
GUESS?, INC.

	By:	/s/ Carlos Alberini

Carlos Alberini
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Stephen Pearson, effective as of January 31, 2006

10.2	Separation Agreement by and between the Company and Frederick G. Silny, dated as of February 9, 2006

99.1	Press Release of Guess?, Inc. dated February 8, 2006 (announcing departure of Chief Financial Officer)